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                                                          EXHIBIT 10.36


                              EMPLOYMENT AGREEMENT


         This Employment Agreement ("Agreement") is entered into as of the 15th day of December, 1995, (the "Effective Date") by and between Mary Ellen Pollin ("Employee") and Home Shopping Network, Inc. ("the Company").

         WHEREAS, the Company desires to employ Employee; and

         WHEREAS, Employee desires to be employed by the Company and commit to serve the Company on the terms herein provided.

         NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the parties agree as follows:

         1.      Position, Responsibilities and Term of Employment.

                 1.01 Employment and Duties. Subject to the terms and conditions of this Agreement, the Company agrees to employ Employee as Executive Vice President of Human Resources and Employee accepts such employment and agrees to perform in a diligent, careful and proper manner the responsibilities and duties of such position commencing December 15, 1995 (the "Commencement Date"). As long as employment with the Company continues, Employee shall comply with the Company's policies and procedures as in effect from time to time.

                 1.02 Term. Subject to the provisions of this Agreement, the term of this Agreement shall commence upon the Effective Date and shall continue for a four (4) year period from the Commencement Date (the "Term"), unless sooner terminated as provided in Section 4. Thereafter, this Agreement shall automatically renew for one (1) year on each December 15, unless either party provides notice of non-renewal, on or before October 15 of each year.

         2.      Compensation.

                 2.01 Signing Bonus. Upon execution hereof by both parties, the Company shall pay to Employee Fifty Thousand Dollars ($50,000), less applicable deductions pursuant to Section 2.06, as a one time signing bonus.





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                 2.02     Salary.  From and after the Commencement Date and
during the remaining Term of this Agreement, the Company shall pay Employee a salary at the rate of Two Hundred Thirty-Five Thousand Dollars ($235,000) per year in accordance with the Company policy. Salary may be reviewed during the Term of this Agreement in accordance with the Company's policy and adjusted accordingly. Employee shall be paid once every two (2) weeks or in such other regular periodic installments, at least as frequently as monthly, as salary payments are generally made by the Company to its senior executives.

                 2.03 Participation in Benefit Plans. Employee shall be entitled to participate in, or receive benefits under, any of the Company's employee benefit plans as made available to other senior executives of the Company.

                 2.04 Stock Options.

                 (a) Employee shall receive stock options to purchase fifty thousand (50,000) shares of the Company's common stock at an exercise price of $8.50 per share pursuant to the Company's 1986 Stock Option Plan for Employees, or the successor stock option plan thereto (the "Options"). The Options will be reflected in a separate agreement which shall provide, among other things, the terms set forth below.

                 (b) Upon any termination of Employee's employment (i) by the Company for any reason other than death, disability or for Cause, or (ii) by Employee for Good Reason, all Options granted hereunder shall vest immediately and remain exercisable for a period of one year after such termination. Upon a termination of Employee's employment by the Company for Cause, or by Employee for other than Good Reason, any non-vested Options shall immediately expire and any vested Options shall expire three (3) months following such termination. Upon a termination of Employee's employment by reason of death or disability, the provisions of the Stock Option Plan as interpreted by the Compensation/Benefits Committee of the Board of Directors of the Company shall govern the exercisability of the Options and the period for which the Options are exercisable.

                 2.05 Vacation. Employee shall be entitled to four weeks of paid vacation per year, including during Employee's first year





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of employment. Employee shall receive paid holidays and sick days in accordance with the Company's policies and procedures.


                 2.06 Deductions. All amounts payable under this Agreement shall be subject to such deductions as may from time to time be required to be made pursuant to law or governmental regulation or by agreement with or consent of Employee.

         3. Relocation The Company shall pay to Employee her moving expenses from New York, New York to the Tampa Bay area in accordance with the Company's policies and procedures.

         4.      Termination of Employment.

                 4.01 Termination for Cause. Employee's employment under this Agreement may be terminated by the Company, prior to expiration of the Term, for Cause upon at least 30 days' prior written notice. The term "Cause" shall mean only one or more of the following:

                 (a) Employee's conviction by a court of competent jurisdiction (which conviction, through lapse of time or otherwise, is not subject to appeal) of any felony, fraud or business crime;

                 (b) Employee's possession or use of illegal drugs or prohibited substance, or Employee's excessive drinking of alcoholic beverages that impairs her ability to perform her duties under this Agreement;

                 (c) Employee's commission of a tort or act of fraud upon the Company or material breach of her fiduciary duty to the Company;

                 (d) a breach by Employee of any of the covenants made by Employee in Sections 5 and 6 hereof; or

                 (e) Employee's continued failure or refusal to perform her duties under this Agreement, as determined by the Chief Executive Officer of the Company in good faith.

                 If the Company terminates this Agreement for Cause, the Company shall pay to Employee her salary under this Agreement





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through the date of termination specified in the Company's notice of termination, and her Options shall be exercisable as described in section
2.04(b).

                 4.02 Termination without Cause. The Company may terminate Employee's employment under this Agreement without Cause, in which case Employee's Options shall vest and be exercisable as described in section 2.04(b) and the Company shall pay to Employee: (a) Employee's salary under this Agreement through the date of termination and (b) the amount of salary Employee would have received under this Agreement during the remainder of the then current Term if this Agreement had not been terminated, payable periodically as provided in Section 2.02. The Company shall also maintain or pay the cost of maintaining during the remainder of the then current Term all medical and other health insurance benefits and coverage previously provided to Employee by the Company. Employee shall be required to mitigate the amount of any payment provided for in this Section 4.02 by seeking other employment, and the amount of any payment or benefits due hereunder shall be reduced by any compensation or benefits received by Employee as a result of her employment by any other person, firm or corporation. Employment as used in this paragraph includes self-employment and activities as a consultant, independent contractor or otherwise. As a condition precedent to receipt of any payment hereunder, Employee shall be required, at the time of termination, to execute a general release and waiver in favor of the Company.

                 4.03 Disability. In the event that Employee shall be physically or mentally disabled so as not to be able to perform her duties pursuant to this Agreement for any period of ninety (90) consecutive days or more, the Company shall have the right to terminate Employee's employment upon ninety (90) days prior written notice (the "Notice Period") of such termination to Employee, whereupon the Company shall continue to pay Employee her salary under this Agreement through the date of termination specified in the Company's notice of termination; provided, however, that in the event Employee, during the Notice Period, recovers from such disability to an extent permitting her to perform her duties hereunder, the notice of termination pursuant to this clause shall be of no further force and effect.

                 4.04 Death. This Agreement shall terminate upon the date of death of Employee, and the Company shall be obligated to





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pay to Employee's estate her salary under this Agreement through the end of the calendar month in which her death occurred, as well as vacation and sick days in accordance with the Company policy.

                 4.05 By Employee. Employee may terminate her employment for Good Reason. The term "Good Reason" shall mean:

                 (a) the assignment to Employee of any duties inconsistent with Employee's position as Executive Vice President of Human Resources, including status, title and reporting requirements, or any other action by the Company which results in a material diminution in Employee's position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial or inadvertent action which is remedied by the Company promptly after receipt of notice thereof given by Employee;

                 (b) any material breach of this Agreement by the Company which is not remedied by the Company promptly after receipt of notice thereof given by Employee; or

                 (c) any purported termination by the Company of Employee's employment otherwise than as expressly permitted by this Agreement.

         If Employee believes "Good Reason" exists hereunder, Employee shall give written notice to the Chief Executive Officer of the Company specifying the reason for such belief. The Company shall have ten (10) business days after receipt of said notice to cure or respond to this notice, and during such period, Employee shall respond in good faith to any efforts made by the Company to respond to her concerns. Upon failure of the Company to redress the concerns within said ten (10) days, Employee may terminate her employment upon notice to the Company. If Employee terminates her employment with the Company in accordance with this Section 4.05, she shall receive the benefits described in
Section 4.02, subject to the conditions specified in Section 4.02..

         5.      Covenant and Confidential Information.

                 (a) Non-Competition. During Employee's employment with the Company and for eighteen (18) months thereafter (but in no event less than 66 months from the Commencement Date), Employee shall not, directly or indirectly, on behalf of Employee or on





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behalf of or with any other person, enterprise or entity, in any individual or representative capacity, engage or participate in any business, anywhere in the United States of America, that is engaged (a) in the sale of goods or services through broadcast or cable television or over telephone, cable, satellite transmission, computer network, or other communication system, or (b) in the business of mail order or catalog sales. Employee's obligations under this Section shall continue during the Term and for the period after the Term set forth above, and shall not, for any reason, cease upon termination of Employee's employment with the Company (whether for Cause, without Cause, Good Reason or otherwise).

                 (b) Non-Solicitation. During Employee's employment with the Company and for eighteen (18) months thereafter (but in no event less than
66 months from the Commencement Date),   Employee shall not solicit the
employment of any employee of the Company or its subsidiaries on behalf of any other person, firm, corporation, entity or business organization, or otherwise interfere with the employment relationship between any employee of the Company and the Company.

                 (c)      Confidential Information.

                          (i)     Definition.  "Confidential Information" means
any information that relates to or is used in the business or operations of the Company or any of its affiliates and that is not generally known to the public, or that is competitively sensitive to the Company or any of its affiliates, including without limitation, personnel and employment information, customer lists, marketing methods, merchandise sources, methods of merchandising deemed proprietary by the Company, product and assortment selection, sales and price lists, product research or data, vendors, contractors, financial information, business plans and methods or other trade secrets of the Company, and all information that the Company or any of its affiliates is required to keep confidential pursuant to any confidentiality or non-disclosure agreement or that is otherwise delivered to the Company or any of its affiliates in confidence. Confidential Information includes information in any form whatsoever, including without limitation oral information, any notes, documents, files, records and information in any other written form, any magnetic, electric, digital and





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other recording medium, and any products, equipment, technology and any other tangible object.


                          (ii)    Confidentiality Obligation.  Employee shall
preserve and protect the confidentiality of all Confidential Information and shall not, without the prior written consent of an executive officer of the Company or except as required in the course of Employee's employment with the Company, (i) remove any Confidential Information from the Company's premises or disclose, make available or transmit in any manner any Confidential Information to any other person, enterprise or entity, or (ii) use, directly or indirectly, any Confidential Information for Employee's own benefit or for the benefit of any other person, enterprise or entity. Employee's obligations under this
Section 5(c) shall continue during the term and indefinitely after the term, and shall not, for any reason, cease upon termination of Employee's employment with the Company (whether by wrongful discharge or otherwise).


                 (d) Proprietary Rights; Assignment. All Employee Developments shall be work made for hire by Employee for the Company.
"Employee Developments" means any idea, discovery, invention, design, method, technique, improvement, enhancement, development, computer program, machine, algorithm or other work or authorship that (1) relates to the business or operations of the Company or any of its affiliates, or (2) results from or is suggested by any undertaking assigned to Employee or work performed by Employee for or on behalf of the Company or any of its affiliates, whether created alone or with others, during or after working hours. All Confidential Information and all Employee Developments shall remain the sole property of the Company and its affiliates. Employee shall acquire no proprietary interest in any Confidential Information or Employee Developments developed or acquired during the term. To the extent Employee may, by operation of law or otherwise, acquire any right, title or interest in or to any Confidential Information or Employee Development, Employee hereby assigns to the Company all such proprietary rights. Employee shall, both during and after the Term, upon the Company's request, promptly execute and deliver to the Company all such assignments, certificates and instruments, and shall promptly perform such other acts, as the Company may from time to time in





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its discretion deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend the Company's rights in Confidential Information and the Company Developments.

                 (e) Remedies for Breach. Employee expressly agrees and understands that the remedy at law for any breach by Employee of this Section 5 will be inadequate and that damages flowing from such breach are not usually susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon Employee's violation of any provision of this Section 5, the Company shall be entitled to obtain from any court of competent jurisdiction (including without limitation in Pinellas or Hillsborough County, Florida) immediate injunctive relief and obtain a temporary order restraining any threatened or further breach as well as an equitable accounting of all profits or benefits arising out of such violation. Nothing in this Section 5 shall be deemed to limit the Company's remedies at law or in equity for any breach by Employee of any of the provisions of this Section 5 which may be pursued or available of by the Company.

                 (f) Tolling of Periods. In the event Employee shall violate any provision of this Section 5 as to which there is a specific time period during which Employee is prohibited from taking certain actions or from engaging in certain activities, as set forth in such provision, then, such violation shall toll the running of such time period from the date of such violation until such violation shall cease.

                 (g) Acknowledgment. Employee has carefully considered the nature and extent of the restrictions upon Employee and the rights and remedies conferred upon the Company under this Section 5, and Employee acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition, which otherwise would be unfair to the Company, do not stifle the inherent skill and experience of Employee, would not operate as a bar to Employee's sole means of support, are fully required to protect the legitimate interests of the Company, do not confer a benefit upon the Company disproportionate to the detriment to Employee and are material provisions without which the Company would not employ Employee pursuant to this Agreement.

         6. Time to be Devoted by Employee. Employee agrees to devote substantially all of her business time, attention, efforts





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and abilities to the business of the Company and to use her best efforts to promote, protect and advance the interests of the Company.

         7. Delivery of Materials. Employee agrees that upon the termination of her employment she will deliver to the Company all documents, papers, materials and other property of the Company relating to its affairs which may then be in her possession or under her control.

         8. Indemnification. In addition to any separate agreements between Employee and the Company relating to indemnification, or any indemnification provided under the Company's certificate of incorporation or by-laws, the Company will indemnify and hold harmless Employee, to the fullest extent permitted by applicable law, in respect of any liability, damage, cost or expense (including reasonable counsel fees) incurred in connection with the defense of any claim, action, suit or proceeding to which she is a party, or threat thereof, by reason of her being or having been an officer or director of the Company or any subsidiary or affiliate of the Company, or her serving or having served at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, business organization, enterprise or other entity, including service with respect to employee benefit plans. Without limiting the generality of the foregoing, the Company will pay the expenses (including reasonable counsel fees) of defending any such claim, action, suit or proceeding in advance of its final disposition, upon receipt of Employee's written agreement to repay all amounts advanced if it should ultimately be determined that Employee is not entitled to be indemnified under this Section.

         9. Assignment. Neither this Agreement nor any rights or benefits hereunder may be assigned by the Company or Employee except that this Agreement may be assigned to a successor upon the Company's merger, consolidation or disposition of substantially all of its assets.

         10.     Miscellaneous.

                 10.01 Entire Agreement. This Agreement embodies the entire agreement and understanding between the Company and Employee relating to the subject matter hereof. This Agreement supersedes





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and cancels all prior agreements between the Company and Employee, whether written or oral, relating to the employment of Employee.

                 10.02 Governing Law. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Florida without giving effect to Florida's choice of law principles.

                 10.03 Notice. Any notice, request, or instruction to be given hereunder shall be in writing and shall be deemed given when person ally delivered or sent by telecopy transmission or three days after being sent by United States mail, postage prepaid to the parties at their respective addresses set forth below:


                 (a)  To the Company:          Home Shopping Club, Inc.
                                               2501 118th Avenue North
                                               St. Petersburg, FL 33716
                                               Attn: Legal Department

                 (b)  To Employee:             Mary Ellen Pollin

                                               ------------------------

                                               ------------------------


                 10.04 Severability. If any section, subsection or provision hereof is found for any reason whatsoever to be invalid or inoperative, that section, subsection or provision shall be deemed severable and shall not affect the force and validity of any other provision of this Agreement. If any covenant herein is determined by a court to be overly broad thereby making the covenant unenforceable, the parties agree and it is their desire that such court shall substitute a reasonable judicially enforceable limitation in place of the offensive part of the covenant and that as so modified the covenant shall be as fully enforceable as if set forth herein by the parties themselves in the modified form. The covenants of Employee in this Agreement shall each be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants in this Agreement.





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                 10.05    Amendment and Waiver.  This Agreement may not be
amended, supplemented or waived except by a writing signed by the party against which such amendment or waiver is to be enforced. The waiver by any party of a breach of any provision of this Agreement shall not operate to, or be construed as a waiver of, any other breach of that provision nor as a waiver of any breach of another provision.

                 10.06    Arbitration of Dispute.  Except as set forth in
Section 5, any controversy or claim arising out of or relating to this Agreement or to the breach thereof or to Employee's employment by the Company (other than claims expressly excluded by statute) shall be settled exclusively by binding arbitration conducted in the City of Tampa, Florida in accordance with the commercial rules of the American Arbitration Association then in effect (the "Rules"), by a single, independent arbitrator selected by the Company and Employee . If the parties can not agree on an arbitrator, within thirty (30) days of the commencement of an arbitration proceeding hereunder, either party may request that the American Arbitration Association select a candidate, with experience in employment law, in accordance with the Rules.
The decision of the arbitrator shall be final and binding. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The cost of any arbitration proceeding conducted hereunder shall be borne equally between Employee and the Company unless otherwise determined by the arbitrator. By signing this Agreement, Employee agrees that all disputes, except as set forth in the first sentence hereof, will be decided by mutual arbitration, and Employee is giving up any right to a jury trial or court trial.


                 10.07 Survival of Rights and Obligations. All rights and obligations of Employee or the Company arising during the Term of this Agreement shall continue to have full force and effect after the date that this Agreement terminates or expires.


                 10.08 Counterparts. This Agreement may be executed in two counterparts, each of which is an original but which shall together constitute one and the same instrument.





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         IN WITNESS WHEREOF, the parties have entered into this Agreement as of the Effective Date.

                                           HOME SHOPPING NETWORK, INC.


                                           By:
                                              ------------------------
                                                JAMES G. HELD
                                                President and Chief
                                                 Executive Officer



                                            EMPLOYEE



                                            ------------------------
                                            MARY ELLEN POLLIN










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